NEWS RELEASE

BROOKFIELD HOMES REPORTS STRONG GROWTH IN EARNINGS PER SHARE
AND GENERATED OVER $200 MILLION IN CASH FLOW IN 2003

Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ year end investor conference call can be accessed by teleconference on February 19, 2004 at 11:00 am (Eastern Time) at 416-695-5261 or 1-877-461-2816. The archived teleconference may be accessed by dialing 416-695-5797 or 1-800-293-7783 with access code 1552 through March 4, 2004. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.

Del Mar, California, February 18, 2004 — (BHS: NYSE) Brookfield Homes Corporation today announced strong financial results for the year ended December 31, 2003:

•	Revenue increased 21% to $1,023 million compared to $842 million for the same period in 2002.

•	Net income totaled $88 million, an increase of $45 million from the same period in 2002. The 2003 results included $39 million generated from bulk land sales in California. Earnings per share was $2.75 (including $1.20 from bulk land sales) compared to $1.35 in 2002.

•	Cash flow before financing activities increased to $214 million, compared to $126 million in 2002, improving the net debt to total capitalization ratio to 32% compared to 53% at the end of 2002.

“Our strong financial performance reflects our business strategy of selective project acquisitions and proactive asset management. In addition, we strengthened our balance sheet, taking advantage of the strong market conditions in California to sell over 4,700 surplus lots,” commented Ian Cockwell, Brookfield Homes’ President and Chief Executive Officer.

2003 Financial and Operating Highlights

Results of Operations	Three Months Ended Dec. 31		Years Ended Dec. 31

(Millions, except per share amounts)	2003	2002	2003	2002

Total revenue	$391	$321	$1,023	$842
Gross margin	99	65	266	177
Contribution from bulk land sales to net income	14	—	39	—
Net income	33	16	88	43

Earnings per share — diluted
— Excluding bulk land sales	$0.62	$0.52	$1.55	$1.35
— Bulk land sales	0.44	—	1.20	—

	$1.06	$0.52	$2.75	$1.35

Recent Initiatives

During the fourth quarter of 2003, Brookfield Homes completed a number of initiatives to strengthen its financial position, expand its operations, and position itself to take advantage of future opportunities.

•	Closed the sale of the previously announced 1,100 entitled lots in Riverside County for proceeds of $35 million, realizing a net after tax gain of $11 million.

•	Expanded into an adjacent market, acquiring control of 4,500 lots in the supply-constrained Sacramento region, providing a solid foundation for growth.

•	In addition, the company completed the purchase of 1.1 million shares of its common stock through a Dutch auction tender offer at a price of $18.50 per share.

Operating Highlights

•	As a result of strong market conditions and growth in the number of available active selling communities, the company has in backlog, at February 2004, 55% of its planned 1,750 home closings.

•	A summary of 2003 operating highlights by region follows:

>	San Diego / Riverside — Sold approximately 4,700 lots for net sale proceeds of $157 million and an after tax gain of $39 million, and successfully launched four new communities with strong market acceptance.

>	Southland / Los Angeles — Delivered 296 homes and acquired control of over 1,900 lots, sustaining future growth in this supply-constrained market.

>	San Francisco Bay Area — Opened the first housing communities in Windemere with strong market acceptance and sales, and acquired control of over 600 lots.

>	Northern Virginia — Continued to develop the current phases of the Braemar master-planned community and optioned 800 lots adjacent to Braemar, building on the success of this active selling community.

Outlook

“The current low interest rate environment has continued to drive demand for move-up and luxury housing, our market niche. Assuming these strong market dynamics continue, and with our significant land holdings and a strong development pipeline, we are well positioned and remain on track to deliver 1,750 homes in 2004 and 2,000 homes in 2005. Our earnings guidance for 2004 is currently $2.85 per share, which excludes any gains on bulk land sales. Looking ahead, our goal remains the same — to add value to our shareholders through proactive asset management, and expand into adjacent markets for future growth,” concluded Cockwell.

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Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 21,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings and deliveries (and the timing thereof), targeted 2004 earnings guidance, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “planned”, “should”, “goals”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	Three Months Ended		Years Ended
	December 31		December 31

(thousands, except per share amounts)	2003	2002	2003	2002

Revenue
Housing	$320,877	$290,685	$817,774	$784,807
Land and other revenues	62,541	21,623	183,421	46,431
Equity in earnings from housing and land joint ventures	7,591	7,941	22,055	10,429

Total revenue	391,009	320,249	1,023,250	841,667
Direct cost of sales	292,595	256,146	757,480	664,816

	98,414	64,103	265,770	176,851
Selling, general and administrative expense	21,147	20,413	66,612	60,822
Interest expense	13,258	12,040	33,397	35,316
Minority interest	7,962	4,041	18,684	8,566

Net income before taxes	56,047	27,609	147,077	72,147
Income tax expense	22,418	11,042	58,830	28,858

Net income	$33,629	$16,567	$88,247	$43,289

Weighted average shares outstanding
Basic	30,881	31,600	31,751	32,044
Diluted	31,333	31,600	32,048	32,044
Earnings per share
Basic	$1.07	$0.52	$2.78	$1.35
Diluted	$1.06	$0.52	$2.75	$1.35

Brookfield Homes Corporation
Condensed Balance Sheets

	As at December 31

(thousands)	2003	2002	2001

Assets
Housing and land inventory	$567,302	$616,425	$633,400
Investments in housing and land joint ventures	78,198	80,959	94,188
Consolidated land inventory not owned	25,542	—	—
Receivables and other assets	80,346	74,534	65,688
Cash and cash equivalents	218,606	35,903	756
Deferred tax asset	43,446	36,115	57,168

	$1,013,440	$843,936	$851,200

Liabilities and Stockholders’ Equity
Project specific and other financings	$426,311	$325,492	$284,185
Accounts payable and other liabilities	145,090	74,634	50,071
Subordinated debt due to related party	—	98,300	214,935
Minority interest	59,781	24,772	15,029
Stockholders’ equity	382,258	320,738	286,980

	$1,013,440	$843,936	$851,200

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